UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2011

REVOLUTIONS MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28629	73-1526138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

670 Marina Drive, 3rd Floor Charleston, SC 29492
(Address of principal executive offices)
(843) 971-4848
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01  Entry Into a Material Definitive Agreement.

On September 8, 2011, Revolutions Medical Corporation, a Nevada corporation (the “Company”), entered into a binding memorandum of understanding (the “MOU”) with Wuxi Yushou Medical Appliances Co., Ltd. (“Yeso-med”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), for the manufacture and supply of the Company’s RevVac Safety Syringes (the “Syringes”).  The MOU is intended to allow Yeso-med and the Company to begin working together on the manufacturing process while definitive documents are executed.  If the definitive documents described in the MOU are not presented to Yeso-med by the Company within 15 days of the execution of the MOU, the MOU shall become void without further action by either of the parties.

The MOU further provides that the Company will grant to Yeso-med a non-exclusive right to sell all lines of the Syringes in the PRC, such grant to be finalized in a separate international distribution agreement.

According to the terms of the MOU, (i) Yeso-med shall complete its fabrication of production-class molds for the 3mL line of the Syringes by September 30, 2011, and (ii) the parties shall finalize the terms of agreement to establish production manufacturing capabilities for the 1mL, 5mL and 10mL lines of the Syringes by October 31, 2011.

Item 1.02  Termination of a Material Definitive Agreement

On September 6, 2011, the Company gave notice to MIG (as defined herein) that it was terminating that certain Manufacture, Supply, Distribution and Licensing Agreement, dated September 17, 2010, by and between the Company and Medical Investment Group, LLC (“MIG”) (the “MIG Agreement”), due to MIG’s breach of contract for, among other reasons, invalid assignment of the MIG Agreement to ALLWAYS Design & Engineering Co. Ltd. Pursuant to the terms of the MIG Agreement, in exchange for cash and stock consideration, MIG was appointed as the Company’s manufacturer and supplier of the Company’s Syringes. There were no termination penalties incurred by the Company as a result of the termination of the MIG Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONS MEDICAL CORPORATION

Date: September 12, 2011	By:	/s/ Rondald L. Wheet
Name: Rondald L. Wheet
Title: Chief Executive Officer